Filed Pursuant to Rule 424(b)(3)

Registration Statement No. 333-289926

Prospectus Supplement No. 7

(To Prospectus Dated September 25, 2025)

Robo.ai Inc.

Up to 295,145,910 Class B Ordinary Shares

This prospectus supplement is being filed to update and supplement the information contained in the prospectus dated September 25, 2025, which forms a part of our registration statement on Form F-1 (Registration No. 333-289926), as amended and supplemented, with the information contained in our current report on Form 6-K furnished with the U.S. Securities and Exchange Commission on January 2, 2026. The prospectus relates to the potential offer and sale from time to time by the selling securityholders named therein or their pledgees, donees, transferees, assignees, or other successors in interest (that receive any of the securities as a gift, distribution, or other non-sale related transfer) of up to 295,145,910 Class B ordinary shares, par value US$0.0001 per share, of Robo.ai Inc.

This prospectus supplement updates and supplements the information in the prospectus and is not complete without, and may not be delivered or utilized except in combination with, the prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the prospectus and if there is any inconsistency between the information therein and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our Class B ordinary shares are listed on the Nasdaq Stock Market LLC, or Nasdaq, under the ticker symbol “AIIO.” On December 31, 2025, the closing price of our Class B ordinary shares on Nasdaq was US$0.3051.

We may further amend or supplement the prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus, this prospectus supplement, and any amendments or supplements carefully before you make your investment decision.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 17 of the prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the U.S. Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus supplement or the prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is January 2, 2026.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 6-K

REPORT OF FOREIGN PRIVATE ISSUER PURSUANT TO RULE 13a-16 OR 15d-16

UNDER THE SECURITIES EXCHANGE ACT OF 1934

For the month of December 2025

Commission File Number: 001-41559

Robo.ai Inc.

(Translation of registrant’s name into English)

Office 114-117, Floor 1, Building A1

Dubai Digital Park, Dubai Silicon Oasis

Dubai, UAE

(Address of principal executive office)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F.

Form 20-F ☒ Form 40-F ☐

INFORMATION CONTAINED IN THIS FORM 6-K REPORT

Director Resignations

On December 22, 2025, Robo.ai Inc., a Cayman Islands exempted company (the “Company”), received the resignation of Aaron Huainan Liao from the Company’s Board of Directors and as the Company’s Executive Global President, effective December 31, 2025.

On December 23, 2025, the Company received the resignations of Michael Cashel and Alain Batty, effective December 31, 2025, each from the Company’s Board of Directors, Nomination Committee and Strategy and Environmental Social and Governance Committee.

Messrs. Liao, Cashel and Batty resigned for personal reasons and not as a result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: December 31, 2025	Robo.ai Inc.

	By:	/s/ Benjamin Bin Zhai
	Name: Title:	Benjamin Bin Zhai Chief Executive Officer

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